Exhibit 10.43

ORMAT TECHNOLOGIES, INC.

CHANGE IN CONTROL SEVERANCE PLAN

Effective February 21, 2023

ARTICLE THREE ELIGIBILITY AND PARTICIPATION		5

3.01	Eligibility	5
3.02	Exclusive Benefits	6
3.03	End of Participation	6

ARTICLE FOUR SEVERANCE BENEFITS		6

4.01	Release Requirement	6
4.02	CIC Qualifying Termination	6
4.03	Section 409A	8
4.04	Enforcement Costs	9
4.05	Code Section 280G	9
4.06	Recoupment or Recovery of Severance Benefits	10

ARTICLE FIVE AMENDMENT AND TERMINATION		11

ARTICLE SIX MISCELLANEOUS		11

6.01	Participant Rights	11
6.02	Administrator Authority	11
6.03	Claims and Appeals Procedure.	12
6.04	Reliance on Tables and Reports	13
6.05	Expenses	13
6.06	Dispute Resolution	13
6.07	Successors	14
6.08	Construction	14
6.09	References to Other Plans and Programs	14
6.10	Notices	14
6.11	Service of Legal Process	15
6.12	Plan Year	15
6.13	No Duty to Mitigate	15
6.14	Withholding of Taxes	15
6.15	Governing Law	15
6.16	Validity/Severability	15
6.17	Miscellaneous	15
6.18	Source of Payments	15
6.19	Cooperation.	15
6.20	Survival of Provisions	16

Exhibit A – Separation and Release Agreement

Exhibit B – Change In Control Severance Plan—Restrictive Covenants

Exhibit C – Form of Notification Letter

ARTICLE ONE
FOREWORD

1.01    Purpose of the Plan. The Corporation considers it essential and in the best interests of its shareholders: (i) to provide appropriate protection that facilitates executives acting in the interest of shareholders in the event of a possible or actual change in control of the Corporation; (ii) to provide for the alignment of the Corporation’s change in control severance arrangements with market practice under a consistent framework; and (iii) to further protect the Corporation’s confidential information, trade secrets and customer relationships. Accordingly, pursuant to the terms of this Plan, effective February 21, 2023, the Corporation will provide Severance Benefits to an eligible executive in the event of a CIC Qualifying Termination of the eligible executive’s employment. No benefits will be provided pursuant to this Plan except upon the occurrence of a CIC Qualifying Termination. The meaning of capitalized terms used throughout the Plan is determined under Article Two, except as they are otherwise defined in the Plan.

1.02     Plan Status. The Plan is intended to be a top hat plan for a select group of management or highly compensated executives for purposes of ERISA, so that it is subject only to the administration and enforcement provisions of ERISA (to the extent applicable), unless the Corporation determines an exemption from ERISA applies.

ARTICLE TWO
DEFINITIONS

Where the following words and phrases appear in this Plan with initial capital letters, they shall have the meaning set forth below, unless a different meaning is plainly required by the context.

2.01    “Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm, in each case with experience in performing calculations regarding the applicability of Code Section 280G and of the tax imposed by Code Section 4999, as selected by the Corporation prior to a Change in Control.

2.02    “Accrued Obligations” means the earned but unpaid Base Salary through the date of termination, any annual bonus award earned by Participant for a fiscal year of the Corporation that ended prior to Participant’s date of termination that has not yet been paid, unused vacation or paid time off, statutory severance (including, for the avoidance of doubt, severance benefits provided under the Severance Pay Law, 5723-1963 and any specific contractual rights for a “true-up” with respect thereto), and all other accrued benefits through the date of termination of the Participant’s employment, paid on the same basis as paid upon any voluntary termination of employment by the Corporation.

2.03   “Administrator” means the Committee. The Committee may delegate its duties and authority as Administrator to any officer or employee of the Corporation.

2.04    “Annual Incentive Plan” means, with respect to a Participant, the Corporation’s annual incentive plan in which the Participant participates at the time of the Participant’s CIC Qualifying Termination.

2.05   “Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect on the date of the Participant’s CIC Qualifying Termination without giving effect to any reduction in salary giving rise to such Participant’s CIC Qualifying Termination. For the avoidance of doubt, “Base Salary” is limited to annual base salary as described in the immediately preceding sentence and does not include other forms of remuneration, whether or not mandatory, such as mandatory social benefits (including without limitation recreation fund and pension fund allocations or similar benefits) paid by the applicable Employer.

2.06    “Board” means the Board of Directors of the Corporation.

2.07    “Cause” means, unless otherwise defined in the Participant’s employment or service agreement, the following with respect to a Participant:

(a)    the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude;

(b)    conduct that results in or is reasonably likely to result in, material harm to the reputation or business of the Employer;

(c)    the Participant’s willful violation of any material Employer policy concerning confidential information, conflict of interest, trading, anti-corruption or bribery, or workplace conduct; or

(d)   the willful and continued failure or refusal by the Participant to substantially perform his or her normal duties of employment (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which has not ceased within ten (10) days after a demand for substantial performance is delivered to the Participant by the Corporation, which demand identifies the manner in which the Corporation believes that the Participant has not performed such duties.

For the purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Employer.

The Committee, in its reasonable and good faith judgment, shall determine whether a Participant has been discharged for Cause.

2.08    “Change in Control” means (i) if any "person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding securities, provided, that the acquisition of additional securities by any person or group that owns more than 50% of the voting power prior to such acquisition of additional securities shall not be a Change in Control; or (ii) during any twelve-month period, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Corporation's stockholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Corporation is not affected and following which the Corporation's Chief Executive Officer and directors retain their positions with the Corporation (and constitute at least a majority of the Board) and such merger or consolidation is consummated; or (iv) the stockholders of the Corporation approve an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets and such sale or disposition is consummated. To the extent any provision of the Plan would cause a payment of deferred compensation that is subject to Section 409A to be made upon the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Corporation’s assets” within the meaning of Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control.

2.09    “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

2.10    “CIC Period” means the time period commencing on date that is three months prior to the effective date of a Change in Control and ending on the second anniversary of the effective date of the Change in Control.

2.11    “CIC Qualifying Termination” means, with respect to a Participant, the Participant’s Separation from Service within the CIC Period (i) initiated by the Employer without Cause other than due to Disability or death or (ii) initiated by the Participant for Good Reason; provided, however, that a termination described in clause (i) that occurs prior to a Change in Control shall only constitute a CIC Qualifying Termination (A) if such termination is initiated by the Employer (x) at the direction of the third party who has taken steps reasonably calculated or intended to effect a Change in Control or (y) in connection with or in anticipation of a Change in Control and (B) the Change in Control actually occurs.

2.12    “COBRA Continuation Period” means (i) for Participants in Tier 1 and Tier 2, 18 months and (ii) for Participants in Tier 3, 12 months.

2.13    “Code” means the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.14   “Committee” means the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder.

2.15    “Corporation” means Ormat Technologies, Inc., a Delaware corporation, or its successor or assignee.

2.16    “Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, as determined by the Committee in its discretion.

2.17    “Effective Date” means the date on which this Plan is effective February 21, 2023.

2.18    “Employer” means the Corporation and each Subsidiary.

2.19   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.20   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.21   “Excise Tax” shall mean, collectively (i) the tax imposed by Code Section 4999 by reason of being “contingent on a change in ownership or control” of the Corporation, within the meaning of Code Section 280G, (ii) any similar tax imposed by state or local law, and (iii) any interest or penalties with respect to any tax described in clause (i) or (ii).

2.22    “General Counsel” means the General Counsel of the Corporation.

2.23    “Good Reason” means the occurrence of any of the following events without the Participant’s consent, other than in connection with a termination of the Participant’s employment for Cause or due to death or Disability:

(a)    a material reduction in the Participant’s Base Salary, Target Bonus or target annual long-term incentive award opportunity;

(b)    a material adverse change in the Participant’s authority, duties, or responsibilities, including reporting responsibilities (but excluding any temporary change during a period of Participant’s incapacity due to physical or mental illness), in each case from the Participant’s authority, duties or responsibilities as in effect at any time within 90 days preceding the date of the Change in Control or at any time thereafter;

(c)    a relocation of the Participant’s principal place of employment to a location of more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Change in Control if the principal place of employment; or

(d)    a material breach by the Employer of this Plan or the terms of the Participant’s employment agreement.

Notwithstanding anything to the contrary, none of the events described in the preceding sentence shall constitute Good Reason unless and until (v) the Participant reasonably determines in good faith that a Good Reason condition has occurred, (w) the Participant first notifies the Corporation in writing describing in reasonable detail the condition which constitutes Good Reason within sixty (60) days of Participant’s knowledge of its occurrence, (x) the Corporation fails to cure such condition within thirty (30) days after the Corporation’s receipt of such written notice, (y) the Good Reason condition continues to exist, and (z) the Participant terminates the Participant’s employment within sixty (60) days after the end of such thirty (30)-day cure period. If the Corporation cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred.

2.24    “Notification Letter” means a letter notifying an executive of his or her eligibility for participation in the Plan that meets the requirements of the following sentence. An offer-of-employment or promotion letter or other letter from the Employer shall constitute a “Notification Letter” if it requires the executive to sign and return the letter: (i) to agree to the terms and conditions of the Plan; (ii) to agree to the Restrictive Covenants; and (iii) if there is any pre-existing right to severance benefits (or similar benefits) in connection with a Change in Control from the Employer, to waive all such benefits in favor of benefits under this Plan.

2.25    “Participant” means each individual who has become a Participant pursuant to Section 3.01, and who has not ceased to be a Participant under Section 3.03.

2.26    “Payment” means any payment or benefit in the nature of compensation (within the meaning of Code Section 280G(b)(2)) received or to be received by a Participant or for the benefit of a Participant, whether payable under the terms of this Plan or any other plan, arrangement or agreement with the Employer or an affiliate of the Employer.

2.27    “Person” means any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act.

2.28    “Plan” means this Ormat Technologies, Inc. Change in Control Severance Plan, as set forth herein and as it may be amended from time to time, or any successor plan, program or arrangement thereto.

2.29   “Release” means an agreement in which the Participant releases claims in connection with a termination of the Participant’s employment with the Employer and re-affirms the Participant’s obligation to observe the terms of the Restrictive Covenants. The specific terms of the Release for a Participant shall be based upon the form of release used by the Employer at the time of the termination of employment, which shall be substantially similar to the form of Release attached hereto as Exhibit A.

2.30   “Release Consideration Period” means the period of time specified by the Release, not to exceed forty-five (45) days, during which the affected Participant is permitted to consider whether or not to sign the Release.

2.31    “Release Revocation Period” means the period of time specified by the Release, not to exceed seven (7) days (or such longer period as may be required by applicable law), during which the Participant is permitted to revoke the signed Release.

2.32    “Restrictive Covenants” means, with respect to a Participant, the restrictive covenants set forth in Exhibit B attached hereto and made a part of this Plan.

2.33    “Section 409A” means Section 409A of the Code and the Department of Treasury and Internal Revenue Service guidance thereunder.

2.34    “Separation from Service” means “separation from service” from the Employer and all Subsidiaries as described under Section 409A(a)(2)(A)(i) (or, in the event local law imposes additional requirements in respect of a termination of employment, upon satisfaction of those requirements). A Participant who is both an employee and a director will not have a Separation from Service until he or she has a Separation from Service with respect to both his or her employment and his or her Board membership.

2.35    “Severance Benefits” means the severance pay and the other benefits payable to a Participant pursuant to Article Four of the Plan.

2.36    “Subsidiary” has the meaning ascribed to such term in the Ormat Technologies, Inc. Amended and Restated 2018 Incentive Compensation Plan (as amended and restated from time to time).

2.37    “Target Bonus” means, with respect to a Participant, the higher of Participant’s target annual cash incentive opportunity under the Annual Incentive Plan for (x) the performance period containing the date of the Participant’s CIC Qualifying Termination or (y) the performance period immediately preceding the date of the Change in Control.

2.38    “Tier 1” means the tier that certain Participants are placed in by the Committee and whose Tier Level Multiplier is 2.0.

2.39    “Tier 2” means the tier that certain Participants are placed in by the Committee and whose Tier Level Multiplier is 1.5.

2.40   “Tier Level Multiplier” means the multiple of Base Salary and Target Bonus payable under Section 4.02 that is established by the Committee for a Participant. Participants shall be placed in Tier 1, Tier 2 or Tier 3 by the Committee.

ARTICLE THREE
ELIGIBILITY AND PARTICIPATION

3.01    Eligibility. The Committee may select executives of the Corporation as Participants from time to time and designate the Participant’s Tier Level Multiplier. The Chief Executive Officer or General Counsel of the Corporation will provide notice on behalf of the Administrator to each such executive of his or her selection for Plan participation by means of a Notification Letter in the manner provided by Sections 2.24 and 6.10. Each such executive will become a Participant on the date the executive signs and properly returns the Notification Letter. A form of Notification Letter is attached as Exhibit C.

3.02    Exclusive Benefits. Any Severance Benefits payable to a Participant under this Plan will be paid solely in lieu of, and not in addition to, any severance benefits payable under any offer letter, employment agreement, severance arrangement or other program or agreement on account of the Participant’s termination of employment with the Employer under the circumstances covered by this Plan, except for severance benefits that are Accrued Obligations; provided, however, that to the extent any such severance benefit (such as any right to payment in lieu of notice) cannot be waived under applicable law, the Severance Benefits shall be incremental, and not in addition to, any such severance benefit. Except as provided herein, a Participant’s acceptance of participation in this Plan pursuant to Section 3.01 above shall constitute a waiver by such Participant of all other rights to severance benefits (or any similar separation benefits) in connection with a Change in Control that the Participant may have or claim with respect to the Employer.

3.03    End of Participation. An individual shall cease to be a Participant on the date on which the individual ceases to be an employee of the Employer other than by a CIC Qualifying Termination. Except as provided in this and the next sentence, the Committee may discontinue an individual’s status as a Participant; provided, however, that no such discontinuance shall become effective (i) during the one-year period following the date on which advance written notice of such discontinuance is provided to the affected Participant in the manner specified in Section 6.10, or (ii) during the CIC Period. In the event that an individual incurs a CIC Qualifying Termination while still a Participant, such individual shall remain a Participant until all Severance Benefits required to be provided to the Participant under the terms of the Plan on account of such CIC Qualifying Termination have been paid or provided, subject to the Participant’s compliance with the Restrictive Covenants set forth in this Plan.

ARTICLE FOUR

SEVERANCE BENEFITS

4.01    Release Requirement. A Participant will be eligible for the Severance Benefits described in Section 4.02 below, subject to the Release requirement specified in this Section 4.01. Within seven (7) days following the date of the Participant’s Separation from Service, the Corporation shall provide the Participant with a Release. As a condition of receiving the Severance Benefits described in Section 4.02, the Participant must execute and deliver the Release to the Corporation within the Release Consideration Period, the Release Revocation Period must expire without revocation of the Release by the Participant, and the Participant must be in compliance with the Restrictive Covenants set forth in this Plan. In the event the Participant willfully and materially breaches one or more of such Restrictive Covenants, the Participant will forfeit any such Severance Benefits that have not been paid or provided to the Participant and must repay to the Corporation the amount (or equivalent cash value) of any such Severance Benefits that have been paid to the Participant.

4.02    CIC Qualifying Termination. In the event that a Participant incurs a CIC Qualifying Termination, the Corporation shall pay or provide to the Participant the Accrued Obligations and the following Severance Benefits, subject to the Release requirement specified in Section 4.01 above, provided that, if a Participant’s Separation from Service occurs prior to the effective date of the Change in Control, the payments set forth in this Section 4.02 shall be made by the applicable Employer within sixty (60) days following the effective date of the Change in Control.

(a)    Severance Pay. The Corporation shall pay to the Participant, as a special, non-recurring payment, a gross amount equal to the product of the Participant’s Tier Level Multiplier times the sum of (i) the Participant’s Base Salary, and (ii) the Participant’s Target Bonus. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.03(f) and subject to the requirements of Section 4.03(e)).

(b)    Pro-Rata Target Bonus for Year of Termination. The Corporation shall pay to the Participant a lump sum cash payment equal to the amount of the maximum of the Target Bonus for the performance period that includes the Participant’s date of termination, multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which the Participant was employed by the Employer (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.03(f) and subject to the requirements of Section 4.03(e)).

(c)    Welfare Benefits. If the Participant is a U.S. taxpayer and timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Corporation shall reimburse the Participant for the monthly COBRA premium paid by the Participant for the Participant and the Participant’s dependents. Such reimbursement shall be paid to the Participant in the month immediately following the month in which the Participant timely remits the premium payment. The Participant shall be eligible to receive such reimbursement until the earliest of: (i) the expiration of the COBRA Continuation Period; (ii) the date the Participant is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Participant becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if the Corporation's making payments under this Section 4.02(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 4.02(c) in a manner as is necessary to comply with the ACA.

(d)    Equity and Long-Term Incentives. Any then unvested equity or long-term compensation grant or outstanding award held by the Participant as of the date of the Change in Control shall fully vest, with any applicable performance conditions deemed satisfied at the actual level of performance as of the time of termination; provided that if such actual level of performance cannot reasonably be determined by the Board, such performance conditions will be deemed satisfied at the maximum target level of performance.

Notwithstanding the above, with respect to a Participant who is an Israeli taxpayer and to the extent necessary to avoid adverse tax consequences in respect of such Participant’s outstanding awards as of such Participant’s execution of his or her Notification Letter, the provisions of this subsection will be subject to the Ormat Technologies, Inc. Amended and Restated 2018 Incentive Compensation Plan (as amended and restated from time to time) and its Israeli Appendix and the specific award agreement of such Participant, and to the terms and conditions of section 102 of the Israeli Income Tax Ordinance (New Version) 1961 (the “Israeli 102 Regime”). In any event of contradiction, whether explicit or complied, between this sub section and the Israeli 102 Regime, the provisions of the Israeli 102 Regime shall prevail.

(e)    Coordination with Other Severance Benefits. If a Participant becomes entitled to benefits under the Plan after already receiving severance benefits (excluding severance benefits that are Accrued Obligations) for a termination that did not, at the time, constitute a CIC Qualifying Termination, only the net incremental benefits (if any) shall be provided under the Plan. For example, it is possible that a Participant will incur a Separation from Service prior to the effective date of a Change in Control and will become entitled to severance benefits under another plan or agreement, such as payment in lieu of notice, and then the Separation from Service will become a CIC Qualifying Termination due to the occurrence of a subsequent Change in Control. In that event, the amounts and benefits to which the Participant is entitled under the Plan will only be the net incremental amounts and benefits, if any, that exceed the comparable amounts and benefits to which the Participant became entitled and received under any separate plan or agreement that did not relate to a Change in Control (excluding severance benefits that are Accrued Obligations).

4.03    Section 409A.

(a)    To the extent necessary to ensure compliance with Section 409A, the provisions of this Section 4.03 shall govern in all cases over any contrary or conflicting provision in the Plan. It is the intent of the Corporation that this Plan comply with the requirements of Section 409A with respect to any nonqualified deferred compensation subject to Section 409A. The Plan shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent the Plan provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon any Participant under Section 409A.

(b)    The Corporation does not, however, assume the liability for any taxes associated with Section 409A. The Corporation, the Subsidiaries, and their respective directors, officers, employees and advisers will not be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan. However, following the occurrence of a Change in Control, the Corporation shall exercise its good faith best efforts to minimize any adverse impact to a Participant with respect to the Severance Benefits payable to the Participant under this Plan (for example, by preserving the availability of the Section 409A short-term deferral exemption with respect to such benefits to the extent possible and by avoiding any forfeiture of a Participant’s benefits or any other non-payment of benefits due under this Plan).

(c)    The right to a series of payments under the Plan will be treated as a right to a series of separate payments. Each separate payment that is made within 2½ months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each separate payment that is made later than 2½ months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation and subject to the conditions on the applicability of that exemption. Then, each separate payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, in accordance with Section 4.03(f) below.

(d)    It is intended that each lump sum payment made pursuant to Section 4.02(b), shall be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A.

(e)    To the extent necessary to comply with Section 409A, in no event may a Participant, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, because any payment to a Participant under this Plan is conditioned upon the Participant’s executing and not revoking a Release, if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.

(f)    To the extent necessary to comply with Section 409A, references in this Plan to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as Separation from Service, and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Participant incurs a Separation from Service. In addition, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B) (i) at the time of his or her Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Participant’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death.

(g)    To the extent that any reimbursement by the Employer to a Participant of eligible expenses under this Plan constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) the Participant must request the Reimbursement (with substantiation of the expense incurred) no later than 30 days following the date on which the Participant incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any expense reimbursement policy of the Employer or specifically provided otherwise in this Plan, the Employer shall make the Reimbursement to the Participant on or before the last day of the calendar year following the calendar year in which the Participant incurred the eligible expense; (iii) the Participant’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; and (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year.

(i)    If a Participant is an Israeli taxpayer, any amounts and benefits to which the Participant is entitled under this Plan will be subject to taxation in Israel, according to the Israeli Income Tax Ordinance (New Version) 1961 and the rules, regulations, orders or procedures promulgated thereunder, and any other applicable law.

4.04    Enforcement Costs. In addition to all other amounts payable under the Plan, the Corporation will promptly reimburse all legal fees and expenses incurred by a Participant in connection with any dispute arising out of or relating to the Plan or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by the Plan); provided, however, that a Participant will not be entitled to reimbursement of such fees and costs if the Participant does not prevail on at least one material claim.

4.05    Code Section 280G.

(a)    A Participant shall bear all expense of, and be solely responsible for, any Excise Tax; provided, however, that any Payment that would constitute a “parachute payment” within the meaning of Code Section 280G shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.

(b)    The “net after-tax benefit” shall mean (i) the Payments which the Participant receives or is then entitled to receive from the Employer that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.

(c)    All determinations under this Section 4.05 will be made by an Accounting Firm. The Accounting Firm shall be required, in part, to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the Accounting Firm shall be paid solely by the Corporation. The Corporation will direct the Accounting Firm to submit any determination it makes under this Section 4.05 and detailed supporting calculations to both the Participant and the Corporation as soon as reasonably practicable following the Change in Control or the CIC Qualifying Termination, as applicable.

(d)    If the Accounting Firm determines that one or more reductions are required under this Section 4.05, such Payments shall be reduced in the order that would provide the Participant with the largest amount of after-tax proceeds (with such order determined by the Accounting Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Corporation shall pay such reduced amount to the Participant. To the extent any order of reduction of Payments is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits will be next reduced pro-rata.

(e)    As a result of the uncertainty in the application of Code Section 280G at the time that the Accounting Firm makes its determinations under this Section 4.05, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Employer or the Participant, which assertion the Accounting Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an overpayment has been made, the Participant must repay the overpayment to the Corporation, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Corporation unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority that an underpayment has occurred, the Accounting Firm will notify the Participant and the Corporation of that determination and the Corporation will promptly pay the amount of that underpayment to the Participant without interest.

(f)    The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.05. For purposes of making the calculations required by this Section 4.05, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.

4.06    Recoupment or Recovery of Severance Benefits. Severance Benefits under the Plan shall be subject to any written policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee and which is applicable to all similarly situated executives of the Corporation, including, without limitation, the Corporation’s Claw-back Policy, adopted in 2020, and any policy they deem necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of these Acts which policy is incorporated into this Plan.

ARTICLE FIVE
AMENDMENT AND TERMINATION

Subject to the next sentence, the Committee in all respects shall have the right at any time and from time to time, by instrument in writing, to amend, modify, alter, or terminate the Plan in whole or in part. Notwithstanding the foregoing or anything in this Plan to the contrary, the Committee may not amend, modify, alter or terminate this Plan so as to adversely affect payments or benefits then payable, or which could become payable, to a Participant under the Plan, except to the minimum extent required to comply with any applicable law, either (i) during the one-year period following the date on which advance written notice of such amendment, modification, alteration or termination is provided to the affected Participants in the manner specified in Section 6.10, or (ii) during the CIC Period.

ARTICLE SIX

MISCELLANEOUS

6.01    Participant Rights. Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the Board or the Administrator, except as herein provided; nor shall any Participant have any legal right, title or interest in the assets of the Employer. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ of the Employer or in any way limit the right of the Employer to discharge any of its employees, with or without cause. Participants have no right to receive any payments or benefits that the Employer is prohibited by applicable law from making.

6.02    Administrator Authority.

(a)    The Administrator will administer the Plan and have the full authority to accomplish that purpose, including, without limitation, the authority to:

(i)     resolve all questions relating to the eligibility of Participants;

(ii)    determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;

(iii)   engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;

(iv)   construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;

(v)    compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and

(vi)   resolve all questions of fact relating to any matter for which it has administrative responsibility.

(b)    The Administrator shall perform all of the duties and may exercise all of the powers that the Administrator deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers. Further, the Administrator shall coordinate with the applicable Employer in administering this Plan and providing any payments or benefits hereunder. All references to the authority of the Administrator in this Plan shall be read to include the authority of any party to which the Administrator delegates such authority.

(c)    Any failure by the Administrator to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Administrator’s authority to apply such provisions thereafter.

6.03    Claims and Appeals Procedure.

(a)    With respect to any claim for benefits which are provided exclusively under this Plan, the claim and any related appeal shall be administered pursuant to subsections (b) through (i) below. With respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan or program maintained by an Employer, the Administrator shall determine any claim and any related appeal regarding an individual’s eligibility under the Plan pursuant to subsections (b) through (i) below but the administration of any other claim and any related appeal with respect to such benefits (including the amount of such benefits) shall be subject to the claims and appeals procedure specified in such other employee benefit plan or program.

(b)    A Participant or his or her duly authorized representative (the “claimant”) may make a claim for benefits under the Plan by filing a written claim with the Administrator. Determinations of each such claim shall be made as described below; provided, however, that the claimant and the Administrator may agree to extended periods of time for making determinations beyond those periods described below.

(c)    The Administrator will notify a claimant of its decision regarding his or her claim within a reasonable period of time, but not later than 90 days following the date on which the claim is filed, unless special circumstances require a longer period for processing of the claim and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90 day period and the date by which the Administrator expects to make the final decision. In no event will the Administrator be given an extension for processing the claim beyond 180 days after the date on which the claim is first filed with the Administrator unless otherwise agreed in writing by the claimant and the Administrator.

(d)    If a claim is denied, the Administrator will notify the claimant of its decision in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following information: the specific reason for the denial; a specific reference to each Plan provision on which the denial is based; a description of additional information necessary for the claimant to perfect his or her claim, if any, and an explanation of why such material is necessary; and an explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to dispute resolution under Section 6.06 after all of the Plan’s review procedures have been satisfied.

(e)    The claimant shall have 60 days following receipt of the notice of denial to file a written request with the Administrator for a review of the denied claim. The decision by the Administrator with respect to the review must be given within 60 days after receipt of the request, unless special circumstances require an extension and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 60 day period and the date by which the Administrator expects to make the final decision. In no event will the decision be delayed beyond 120 days after receipt of the request for review unless otherwise agreed in writing by the claimant and the Administrator.

(f)    Every claimant will be provided a reasonable opportunity for a full and fair review of an adverse determination. A full and fair review means the following: the claimant will be given the opportunity to submit written comments, documents, records, etc. with regard to the claim, and the review will take into account all information submitted by the claimant, regardless of whether it was reviewed as part of the initial determination; and the claimant will be provided, upon request and free of charge, with copies of all documents and information relevant to the claim for benefits.

(g)    The Administrator will notify the claimant of its decision regarding an appeal of a denied claim in writing. The decision will be written in a manner calculated to be understood by the claimant, and will include: the specific reason for the denial and adverse determination; a reference to each specific Plan provision on which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and a statement regarding the claimant’s right to dispute resolution under Section 6.06.

(h)    If the Administrator fails to follow these procedures consistent with the requirements of ERISA with respect to any claim, the claimant will be deemed to have exhausted all administrative remedies under the Plan and will have the right to dispute resolution under Section 6.06.

(i)     Any claim that is filed under Section 6.06 must be filed within two years of the later of the date the Participant received the Severance Benefit or the date of the relevant Participant’s Separation from Service. Any claim filed thereafter will be void.

6.04    Reliance on Tables and Reports. In administering the Plan, the Administrator is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Administrator. The Administrator will be fully protected in respect of any action taken or suffered by the Administrator in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice. The Administrator is also entitled to rely upon any data or information furnished by the Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan the Administrator may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.

6.05    Expenses.  All Plan administration expenses shall be paid by the Corporation.

6.06    Dispute Resolution.

(a)    The Corporation and each Participant, by such Participant’s participation in this Plan, hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware over any suit, action, dispute or proceeding arising out of or relating to this Plan and each of the parties agrees that any action relating in any way to this Plan must be commenced only in the courts of the State of Delaware, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party in the manner set forth in Section 6.10 and Section 6.11. With respect to any order obtained in accordance with this Section 6.06, any party hereto may enforce such order in any court having personal jurisdiction over the party against whom the order shall be enforced. Notwithstanding the foregoing, with respect to Participants employed in Israel, nothing herein is intended to derogate or interfere with such Participant’s enforcement of any mandatory rights relating to employment under Israel law.

(b)    THE PARTIES TO THIS PLAN EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS PLAN OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS PLAN OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS PLAN EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS PLAN MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS PLAN WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

6.07    Successors.

(a)    This Plan shall bind any successor of or to the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Corporation would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation’s obligations under this Plan, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Failure of the Corporation to obtain the agreement provided for in the preceding sentence in connection with a Change in Control will constitute a material breach of the Plan by the Corporation, which will entitle the Participant to terminate employment for Good Reason and obtain the Severance Benefits provided in Section 4.02.

(b)    The Plan shall inure to the benefit of and be binding upon and enforceable by the Corporation and the Participants and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. If a Participant should die after incurring a CIC Qualifying Termination and prior to receiving all of the Severance Benefits, the Severance Benefits (or any remaining amounts) shall be paid to the beneficiary designated by the Participant in a beneficiary designation form for this Plan, and in the event no such form is provided or the Participant has not otherwise properly designated a beneficiary, the Severance Benefits shall be payable to the Participant’s estate, provided that in all cases the Participant’s beneficiary or estate signs a Release similar to the form to be signed by the Participant as a condition of payment of such Severance Benefits.

6.08    Construction. In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Unless otherwise stated, references to Sections are references to Sections of this Plan. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having similar effect, such passages of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).

6.09    References to Other Plans and Programs. Each reference in the Plan to any plan, policy or program, the Plan or document of the Employer or affiliate of the Employer shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.

6.10    Notices. All communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required, or when sent by electronic mail. Notice to the Corporation, the Board or the Administrator shall be directed to the attention of the Secretary of the Corporation at the address of the Corporation’s headquarters, and notice to a Participant shall be directed to the Participant at the most recent personal residence on file with the Corporation or the personal electronic mail address on file with the Corporation.

6.11    Service of Legal Process. Service of legal process may be made upon the Administrator to the attention of the Secretary of the Corporation at the address of the Corporation’s headquarters or to any Employer of any Participant serving such legal process.

6.12    Plan Year. The records of the Plan shall be maintained on the basis of the Corporation’s fiscal year, which is the calendar year.

6.13    No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment provided pursuant to this Plan, nor shall the amount of any such payment be reduced by any compensation that the Participant receives from any other source, except as provided in this Plan.

6.14    Withholding of Taxes. The Employer may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

6.15   Governing Law. Except to the extent that the Plan may be subject to the provisions of ERISA and the Code, the Plan will be construed and enforced according to the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Notwithstanding the foregoing, with respect to Participants employed in Israel, nothing herein is intended to derogate or interfere with such Participant’s rights under Israel law.

6.16    Validity/Severability. If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken here from and the remainder of this Plan will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.

6.17   Miscellaneous. No waiver by a Participant or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Plan.

6.18    Source of Payments. All payments provided under this Plan, other than payments made pursuant to any Employer employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Corporation, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the Corporation under this Plan, such right shall be no greater than the right of an unsecured creditor of the Corporation.

6.19   Cooperation. Participant agrees that, subsequent to any termination of their employment, they will continue to reasonably cooperate with the Corporation in the prosecution and/or defense of any claim in which the Corporation may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Corporation, permitting interviews with representatives of the Corporation, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in Participant’s possession or control arising out of their employment in a reasonable time, place and manner.

6.20    Survival of Provisions. Notwithstanding any other provision of this Plan, the rights and obligations of the Corporation and the Participants under Article Four, Sections 6.03, 6.06 through 6.19, and the Restrictive Covenants will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.

EXHIBIT A

Form of Release

SEPARATION AND RELEASE AGREEMENT1

1.      Separation Date. I, [Insert Employee’s name], hereby acknowledge that my employment by Ormat Technologies, Inc. (together with its subsidiaries, the “Company”) has ended as of [Insert Date] (the “Termination Date”).

2.        Severance Benefits. In exchange for the Company’s receipt of this Separation and Release Agreement (the “Release”) signed by me, and provided I do not revoke this Release in the manner specified in Paragraph 12 herein within seven (7) days after signing it, the Company will provide to me the severance benefits described in the Ormat Technologies, Inc. Change in Control Severance Plan (the “Plan”) on the terms and conditions set forth therein (the “Severance Benefits”). I agree and acknowledge that the Severance Benefits constitute payments or benefits to which I would not be entitled if I did not sign or did revoke this Release. The Company acknowledges that I am entitled to the Accrued Obligations as defined in the Plan irrespective of whether I execute the Release. To the extent applicable, I understand that information will be provided to me about my right to continue health benefits through the Company through the federal law known as COBRA.

3.         Release of Claims.

(a)    General Release. In consideration of the Severance Benefits, I, on behalf of myself, my heirs, assigns, legal representatives, successors in interest, and any person claiming through me or any of them, hereby completely release and forever discharge all Released Parties from any and all claims, demands or liabilities whatsoever, based on any act or omission occurring before my signing of this Release, arising out of my employment with any of the Released Parties or the ending of such employment. The matters released include any claim arising under Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Fair Credit Reporting Act; the Civil Rights Acts of 1866, 1870, 1871, and 1991; Title II of the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act of 1988; the Occupational Safety and Health Act of 1970; the Vietnam Era Veterans Readjustment Assistance Act of 1974; the Americans with Disabilities Act of 1990; the Federal Family and Medical Leave Act of 1993; the Equal Pay Act; the Rehabilitation Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act; the Fair Labor Standards Act of 1936; the National Labor Relations Act of 1935; the Uniformed Services Reemployment Rights Act of 1994; all of the foregoing as amended; any other federal, state or local law, regulation or ordinance regulating employment discrimination, wages, hours and working conditions, or other worker protections; or any other federal, state or local, or non-U.S. statutory or common law, where I was employed or resided pertaining to employment relations, my employment or the termination of my employment, including any action based on any alleged breach of contract, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; any claim for unpaid salary (other than as due in the ordinary course in a final paycheck); severance pay, bonus or similar benefit; sick leave; pension or retirement; any other fund or allowance; vacation pay (other than as due in the ordinary course in a final paycheck) or holiday pay; equity compensation (other than vested equity); car allowance; life insurance, health or medical insurance, or any other fringe benefit; any other claim in connection with my employment or separation from service, any claim for reimbursement of health or medical costs; and any claim for disability.

1 Note to Draft: The parties agree that the Company may revise the release in light of additional statutes or claims so that the Company receives the benefit of the fullest legally permissible release of claims and may also change the timing, if required, to obtain such release. This footnote and the other footnotes are part of the form of release and are to be removed only when the Company finalizes the letter agreement for execution.

For purposes of this Release, the term “Released Parties” means the Company, and each of its respective parents, subsidiaries and affiliates, and all of the current and former employees, officers, directors, trustees, agents, representatives, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, joint venturers, successors and assigns, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) of any of them, in their individual and official capacities, and the respective heirs and personal representatives of any of them, and any other persons acting by, through, under, or in concert with, any of them.

[I acknowledge and agree that the provisions hereof shall be deemed a waiver and settlement under Section 29 of the Severance Pay Law – 1963.]2

(b)    Unknown Claims. I understand and agree that the claims released in Paragraph 3(a) include not only claims presently known to me, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Paragraph 3(a). I understand that I may hereafter discover facts different from what I now believe to be true that, if known, could have materially affected my willingness to execute and the terms of this Release, but I nevertheless waive and release any claims or rights based on different or additional facts.

(c)     Exclusions from Release.

1.           Certain Exclusions. Notwithstanding the foregoing, the Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans or to the Accrued Obligations; (b) rights under COBRA, if applicable; (c) any claims not waivable by applicable law (including, where applicable, workers’ compensation claims and unemployment claims) or arising after the date I sign this Release; and/or (d) any actions to enforce this Release or to receive the Severance Benefits.

2.         Indemnification. The Company agrees that I am not releasing any claims or rights I may have for indemnification under state or other law or the governing documents of the Company and any affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director, officer, employee or agent of the Company or any affiliated company; provided, however, that (i) the Company’s acknowledgement is not a concession, acknowledgment, or guaranty that I have any such rights to indemnification or coverage in a particular matter, and (ii) the Company retains any defenses it may have to such indemnification or coverage.

2 Note to Draft:  For Israel employees.

4.        No Claims. Except as permitted hereby, I agree that I will not file, nor encourage or knowingly permit another to file, any claim, charge, action, or complaint (collectively “Claim”) concerning any matter released herein. If I have previously filed any such Claim, I agree to take all steps necessary to cause it to be withdrawn without delay; provided, however, that nothing in this Release: (i) prevents me from filing a Claim with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such Claim; I further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding; and I agree that if any such Claim is filed on my behalf, I shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith), or (ii) shall limit or restrict my right to (a) challenge the validity of this Release under the ADEA, or (b) prosecute any ADEA claim if such claim arises after I sign this Release, and no such action on my part shall be deemed to violate this provision or any other provision of this Release. This Release does not prohibit or prevent me from engaging in activities that are not waivable and are protected by applicable federal or state laws. Further, nothing in this Release or other policies or contracts covering me prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings, or from receiving an award for information provided to any government agency. I have been advised that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege.

5.        Release Negotiations Confidential. I represent and agree that I will keep the details of negotiation with respect to this Release completely confidential, and that I will not disclose such information to anyone, except as follows: (a) to my immediate family and professional representatives (provided they are informed of this confidentiality provision); (b) to any governmental authority; (c) in response to subpoena or other legal process, provided that before making such disclosure (other than in response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical and shall cooperate with the Company as to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure or (d) in exercise of applicable whistleblower rights. I am not required to maintain the confidentiality of the negotiations to the extent the Company publicly discloses the details of such negotiations.

6.       Continuing Obligations. Except as otherwise permitted by Paragraph 4 above or in the Restrictive Covenants (as defined in the Plan), I acknowledge and reaffirm my obligation to keep strictly confidential and not to use or disclose any and all non-public information concerning the Company including that I acquired during the course of my employment with the Company as well as any non-public information concerning the Company’s business affairs, business prospects, and financial condition, provided that I may respond to subpoena or other legal process, provided further , I shall (a) give the Company as much prior notice thereof as practical to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure; (b) furnish only that portion of the confidential information which is in the opinion of the Company legally required to be disclosed; and (c) take all other reasonable steps necessary to obtain confidential treatment for any such confidential information required to be furnished. I further acknowledge and reaffirm my continuing obligations with respect to the Restrictive Covenants, all of which remain in full force and effect.

7.        Return of Company Property. I confirm that I have returned to the Company in good working order all Company-owned keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Company identification, Company proprietary and confidential information, and any other Company-owned property in my possession or control; that I will have left intact with, or delivered intact to, the Company all electronic Company documents and internal and external websites including those that I used or developed (or helped to develop) during my employment; and that I have thereafter deleted, and destroyed any hard copies of, all electronic files relating to the Company that are in my possession or control, including any that are located on any of my personal computers or external or cloud storage. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including credit cards, telephone charge cards, cellular phone accounts, and computer accounts. Notwithstanding the foregoing, I have been advised that I may retain my address book to the extent it contains only contact information and I will reasonably cooperate with the Company for the transfer of my cell phone number.

8.       Entire Agreement. Except as referenced in Paragraph 6 above, this Release constitutes the entire agreement between the Company and me as to any matter referred to in this Release. This Release supersedes all other agreements between the Company and me, other than the general benefit plans under which I am a participant and any outstanding equity awards from the Company. In executing this Release, I am not relying upon any agreement, representation, written or oral statement, understanding, omission, or course of conduct that is not expressly set forth in this Release.

9.       Governing Law; Dispute Resolution. This Release will be construed and enforced according to the laws of the State of Nevada, without giving effect to the conflict of laws principles thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of Nevada over any suit, action, dispute or proceeding arising out of or relating to this Release and each of the parties agrees that any action relating in any way to this Release must be commenced only in the courts of the State of Nevada, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party in the manner set forth in Section 6.10 and Section 6.11 of the Plan. With respect to any order obtained in accordance with this Section 9, any party hereto may enforce such order in any court having personal jurisdiction over the party against whom the order shall be enforced.

10.     Waiver of Jury Trial. THE PARTIES TO THIS RELEASE EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS RELEASE OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS RELEASE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS RELEASE EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS RELEASE MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.       Successors and Assigns. This Release will bind and inure to the benefit of the successors, assigns, heirs and personal representatives of the Released Parties and me.

12.      Review Period; Revocation. I acknowledge that prior to signing this Release, I have been advised to consult with an attorney of my choice to review the Release, and have taken such opportunity to the extent I wish to do so. I further acknowledge that the Company has given me at least twenty-one (21) days to decide whether I wish to execute this Release. I understand that I may revoke this Release at any time during the seven (7) days after I sign it (the “Revocation Period”), and that the Release shall not become effective until the end of that Revocation Period. I understand and agree that by executing, timely returning, and not revoking this Release, I am waiving any and all rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that I have received consideration beyond that to which I was entitled without providing this Release. If I choose to revoke the Release, such revocation must be by means of a writing signed by me and delivered within the seven (7) day Revocation Period as follows: via email or hand-delivery to the General Counsel at Ormat Technologies, Inc., 6140 Plumas Street, Reno Nevada 89519, or by email at ContractNotices@ormat.onmicrosoft.com. If I revoke this Release via facsimile, I agree that my facsimile signature will be valid and binding for all purposes. If I revoke this Release via email, I agree that my email will be valid and binding for all purposes.

13.      Modification in Writing. No provision of this Release may be modified, amended or waived except by a writing signed by me and an authorized representative of the Company.

14.      No Admission of Liability. This Release shall not at any time or for any purpose be deemed an admission of liability of any kind by any Released Party. This Release may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

15.      Headings; Interpretation. The headings, titles and captions contained in this Release are inserted only for the convenience of the parties and for reference, and in no way define, limit, extend or describe the scope of this Release or the intent of any provision hereof. References in this Release to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

16.     Severability. If any provision of this Release shall, for any reason, be held by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable, in whole or in part, such adjudication shall in no way affect any other provisions of this Release or the validity or enforcement of the remainder of this Release, and any provision thus affected shall itself be modified only to the extent necessary to bring the provision within the applicable requirements of the law.

17.     Automatic Revocation. If the Company determines my cessation of employment is to be treated as for “Cause” either at or after the Termination Date (where permitted by the Plan) and acts upon such determination in a manner materially adverse to me, this Release, if already executed, is automatically revoked retroactively, and neither party is obligated by it.

18.      Timely Execution. To receive the Severance Benefits, I must sign this Release on or after my Termination Date, and return it to the Company within twenty-one (21) days after my Termination Date, as follows: hand delivery or first-class mail to the General Counsel or by email to ContractNotices@ormat.onmicrosoft.com.

[Signatures on Following Page]

EMPLOYEE’S ACCEPTANCE OF RELEASE

I have read this Release and I understand all of its terms. I acknowledge and agree that this Release is executed voluntarily, without coercion, and with full knowledge of its significance. I further acknowledge that I have been given twenty-one (21) days during which to decide whether to execute this Release, and have used that time to the extent I wish to do so. I understand that my execution of this Release constitutes a full, unconditional general release of any and all known or unknown claims that I may have against any Released Party, despite the fact that I may become aware of claims in the future that I did not consider prior to signing this Release.

Date:
[Insert Employee’s Name]

Accepted:
Ormat Technologies, Inc.
By:
[Name]
[Title]

EXHIBIT B

Change In Control Severance Plan—Restrictive Covenants

In consideration for participation in the Plan, the Participant agrees to the following Restrictive Covenants.

1.           Definitions. For the purposes of these Restrictive Covenants, the following capitalized terms shall be defined as set forth below. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Plan:

A.    “Company” means Ormat Technologies, Inc. and its subsidiaries.

B.    “Confidential Information” means any and all trade secrets and other confidential information (whether patentable or copyrightable or not) of the Company, including but not limited to, all information (directly or indirectly) relating to the Company’s property, business, products, research and development (whether concerning past, current, or future products), inventions, hardware, software, production processes, manufacturing information, specifications, know how, discoveries, improvements, innovations, concepts, techniques, methods, designs, drawings, sketches, calculations, diagrams, algorithms, formulas, computer files, computer programs, data, databases, planning processes, clients, suppliers, distribution lists, costing, prices, terms of payment, plans, business secrets, business plans, marketing, sales, budgets and financial statements, licenses, skills and compensation of employees of the Company, as well as any other information (directly or indirectly) related to the businesses of the Company and/or their clients (including prospective clients) and the Company’s affiliates and/or subsidiaries (whether past, current, or future), and any other information purchased or received (directly or indirectly) in connection with Company, their affairs and/or businesses. Notwithstanding (and without limiting any of) the above, Confidential Information shall not include any information (or any portion thereof, as applicable) which: (i) was publicly known and made generally available in the public domain prior to the time of disclosure to the Participant; (ii) becomes publicly known and made generally available after disclosure by the Company through no action or inaction of the Participant; (iii) is required by law to be disclosed by the Participant, provided that the Participant gives the Company a prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

C.    “Competing Business” means any company, venture, entity or other business (other than a minority interest in a publicly traded company) which engages in the business of geothermal or battery storage.

D.    “Intellectual Property” means any and all intellectual or industrial property and all intellectual or proprietary rights therein or arising therefrom in any jurisdiction, whether registered or unregistered, including all rights, title, and interest in and to any and all: (i) inventor’s certificates, patent disclosures, invention disclosures, patents and patent applications, together with provisionals, reissuances, continuations, continuations in part, divisionals, revisions, substitutions, extensions, renewals, and reexaminations thereof; (ii) trademarks, trademark applications, trademark registrations, service mark applications, service mark registrations, brand names, certification marks, trade dress, trade styles, logos, slogans, trade names and corporate names, and all other indicia of source or origin, together with the goodwill associated therewith, connected thereto or symbolized thereby; (iii) works of authorship (whether copyrightable or not), copyrights, copyright registrations, copyright applications, and rights equivalent thereto, including copyrights in software, and all moral rights or similar attribution rights; (iv) Confidential Information (including any and all trade secrets); (v) software; (vi) designs, design registrations, design registration applications, industrial designs, industrial design registrations, industrial design registration applications, integrated circuit topographies, mask works, mask work registrations, and applications for mask work registrations; (vii) rights of publicity and privacy and in social media usernames, accounts, identifiers, and handles; (viii) other intellectual property rights and other similar proprietary rights and industrial rights, in any jurisdiction, whether registered or unregistered, including foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; (ix) applications, registrations, issuances, renewals, extensions, or equivalents or counterparts of any of the foregoing in any jurisdiction; and (x) copies, documentation, and tangible embodiments thereof (in whatever form or medium).

E.     “Restricted Period” means during the Participant’s employment with the Company and for the period ending (i) for Participants in Tier 1, 24 months, (ii) for Participants in Tier 2, 18 months and (iii) for Participants in Tier 3, 12 months, in each case, following the Participant’s termination of employment.

2.           Confidentiality.

A.    The Participant undertakes to hold and maintain as strictly confidential all of the Confidential Information during the Participant’s employment with the Company and for all times thereafter. Without derogating from the generality of the foregoing, the Participant hereby agrees that he shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, during the Participant’s employment with the Company and for all times thereafter, any Confidential Information, of which the Participant is or becomes informed or aware during the period of the Participant’s employment, whether or not developed by the Participant. Confidential Information may be in any form including oral, writing, stored in a computer file and/or in any other digital or other existing and/or future media.

B.    The Participant undertakes not to use the Confidential Information for any purpose whatsoever other than for the performance of his services on behalf of the Company within the scope of his duty during his employment with the Company. Without limiting the scope of this duty, he shall only use the Confidential Information for the benefit of the Company, and only to the extent required for the performance of the services and may not disclose the Confidential Information to any other third party without the Company’s expressed prior written authorization.

C.     The Participant undertakes not to directly or indirectly give and/or convey, transfer, sell, offer to sell, publish, distribute, display for any purposes, to any third party, any information in any media, and not to photocopy and/or print and/or duplicate object containing any or all of the Confidential Information without the Company’s expressed prior written authorization.

D.    In the event the Participant is in breach of any of his above obligations, he shall be liable to compensate the Company in respect of all damages and/or expenses incurred by the Company as a result of such a breach, including trial costs and legal fees and statutory VAT, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law (including as set forth in Section 11.D).

E.    Third Party Information. The Participant understands that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Participant’s employment and for all times thereafter, the Participant will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than Company personnel who need to have such information in connection with their work for the Company) and will not use Third Party Information, except in connection with the Participant's work for the Company, unless expressly authorized by an officer of the Company in writing.

F.     No Improper Use of Information of Prior Employers and Others. The Participant undertakes that during the Participant’s employment and for all times thereafter he will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom the Participant has an obligation of confidentiality, and he will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Participant has an obligation of confidentiality unless consented to in writing by that former employer or person.

3.           Non-Competition; Non-Solicitation. The Participant undertakes that during the Restricted Period, he shall not, within any U.S. state or other country in which the Company operates or has an office and is actively doing or seeking to do business, as the case may be:

A.    Directly or indirectly carry on or hold an interest in any Competing Business, including without limitation, as a shareholder; provided, however, notwithstanding the foregoing, the Participant may directly or indirectly hold as a passive investment any interest in any publicly traded company, not to exceed 5%;

B.    Act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply in direct competition with the Company restricted services to any person who was provided with services by the Company during the period of 12 months immediately prior to the termination date of Participant’s employment with the Company;

C.    Solicit, canvass or approach or endeavor to solicit, canvass or approach any person who was provided with services by the Company at any time during the prior 12 months (which, in the event of the Participant’s termination, shall be the period of 12 months immediately prior to the termination date of Participant’s employment with the Company) for the purpose of offering services or products which directly compete with the services or products supplied by the Company; and

D.    Employ, solicit or entice away or endeavor to solicit or entice away from the Company any person employed or engaged as a consultant by the Company at any time during the prior 12 months (which, in the event of the Participant’s termination, shall be the period of 12 months immediately prior to the termination date of the Participant's employment with the Company).

4.          Non-Disparagement. The Participant agrees and covenants that the Participant shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors and its existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future. This Section 4 does not in any way restrict or impede the Participant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

5.           Intellectual Property.

A.    The Participant hereby (i) absolutely, irrevocably, and unconditionally assigns and transfers (and without limiting the foregoing, agrees to assign and transfer) to the Company, all of the Participant’s entire worldwide rights, title and interest in and to, in each case, free and clear of all liens of any kind whatsoever, (w) any and all Intellectual Property and Confidential Information, including any derivative works thereof, developed or discovered or conceived or made or first reduced to practice or created by or for or on behalf of the Participant or any person subordinate to him, whether alone or jointly with others, during the term of employment or as a result of such employment with the Company, including without limitation (A) as a result of using equipment, supplies, facilities or Intellectual Property of the Company, (B) as a result of work performed by the Participant for the Company, or (C) related to the field of business of the Company, or to current or anticipated research and development (collectively, “Inventions”), for no additional consideration, (x) all rights to prosecute, sue, enforce or recover, or retain damages, costs, or attorneys’ fees with respect to the past, present, and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the Inventions and all rights of renewal with respect thereto, (y) all actions, defenses, credits, or rights of setoff of any kind, and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by third parties, in each case, relating to the Inventions (and the right to collect damages or proceeds in connection therewith) as well as all royalties, fees, income, payments, and other proceeds now or hereafter due or payable to the Participant with respect to the Inventions, and (z) all goodwill associated with the Inventions as well as all other rights, privileges, and protections of any kind whatsoever of the Participant accruing under any of the foregoing provided by any applicable law, treaty or other international convention throughout the world with respect to the Inventions (such assigned and transferred rights, title, and interest in this Section 5A(i), collectively, the “Transferred IP”); and (ii) acknowledges and agrees that the Transferred IP are property of the Company. The Company and its successors shall be entitled to protect any of the Transferred IP by way of registration and/or in any other manner in Israel or anywhere else in the world. For the avoidance of doubt, it is hereby clarified that the provisions contained in this Section 5 will apply also to any "Service Inventions" as defined in the Israeli Patent Law, 1967 (the “Patent Law”). However, in no event will such Service Invention become the property of the Participant and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise.

B.    The Participant declares that his salary shall constitute full consideration for the above assignment for the purpose of Section 134 of the Patent Law and any other similar federal, state or local statutory or common law and he shall not be entitled to royalties and/or to any other payments or considerations beside his salary for or in respect with any Inventions, including Service Inventions, and/or in respect to the above assignment and/or to any Intellectual Property outcome of his employment and/or in respect to the commercial use of such Inventions or Service Inventions and/or the products of his services to the Company. For the avoidance of doubt, it is clarified that the Participant hereby expressly waives any rights under Section 132 of the Patent Law.

C.    The Participant undertakes that upon the demand of the Company during the Restricted Period and for all times thereafter, he shall promptly sign, execute and deliver to the Company any and all documents as the Company may request to effect the provisions of this Agreement or to confirm, perfect, or protect the assignment of the Participant’s rights herein and hereto to the Company as well as the Company’s title to the Transferred IP, and if requested by the Company, shall assist the Company, and shall promptly sign, execute and deliver any and all necessary documents, at the Company’s expense, in applying for, prosecuting, and maintaining any patents, trademarks, trade secrets or copyright registration which may be available in respect thereof in accordance with the laws of the State of Israel or any other foreign country.

D.    In the event the Company is unable for any reason, after reasonable effort, to secure the Participant's signature on any document needed in connection with the actions specified in the preceding paragraph, the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in the Participant's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Participant.

E.    The Participant undertakes to immediately notify the Company by delivering written notice of any additional or new Inventions, immediately upon the discovery thereof.

F.    The Participant's obligations pursuant to this Section 5 shall survive the termination of his employment with the Company and/or its successors and assigns with respect to inventions conceived by him during the term of his employment or as a result of his employment with the Company.

6.           Reasonableness of Restrictions; Modification. The Participant acknowledges that the restricted period of time and geographical area specified hereunder are reasonable, in view of the nature of the business in which the Company is engaged, the Participant’s knowledge of the Company’s business and the compensation he receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that these Restrictive Covenants may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Participant acknowledges that the compensation and benefits granted to him by the Company under the Plan were determined, inter alia, in consideration for his obligations under these Restrictive Covenants.

7.          Return of Company Property/Materials. Upon the termination of Participant’s employment for any reason or upon the Company’s request at any time, Participant shall immediately return to the Company all of the Company’s property, including, but not limited to, any mobile/smart phone, tablet, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer or vendor lists existing in any format), rolodexes, tapes, laptop computer, software, computer files, external data device, marketing and sales materials, information relating to work done for the Company or that Participant obtained as a result of working for the Company (including such information residing on Participant’s personal computer, e-mail account, external data device, or mobile/smart phone) and any other property, record, document, or piece of equipment belonging to the Company. Participant will not retain and shall provide to the Company any copies of the Company’s property, including any copies existing in electronic form. To the extent that Participant cannot return copies of Company property (such as files existing on Participant’s home computer or personal e-mail account), then Participant shall provide a copy of the file to the Company (including all available Metadata) and then permanently delete the file (unless otherwise instructed in writing to preserve it by the Company). The obligations contained in this Section 7 shall also apply to Third Party Information, including, but not limited to, (a) any entity which is affiliated or related to the Company, or (b) the Company’s customers, licensors, or suppliers. If Participant has any questions regarding his/her obligations to return and not to retain Company property, then Participant is obligated to contact Participant’s direct supervisor (as of the end of Participant’s employment) to obtain and abide by guidance.

8.           Defend Trade Secrets Act Notice; Other Rights. Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in these Restrictive Covenants should be construed to impair Participant’s rights to communicate with, or participate in an investigation by, a government agency, including exercising protected whistleblower rights with the Securities and Exchange Commission or any other governmental agency.

9.           Restrictive Covenants of Other Agreements. For the avoidance of doubt, the parties hereto acknowledge that the Participant may be subject to other restrictive covenants, including confidentiality, non-competition and non-solicitation agreements and obligations pursuant to the Participant’s employment agreement or in the Participant’s capacity, directly or indirectly, as an employee or service provider of the Company, and that these Restrictive Covenants supplement those agreements and obligations and does not in any way supersede or replace such agreements or obligations, all of which shall remain in full force and effect.

10.        Post-Employment Disclosure. During the Restricted Period, Participant shall provide a copy of these Restrictive Covenants to persons and/or entities for whom Participant works or consults as an owner, partner, joint venturer, employee, or independent contractor. If, during the Restricted Period, Participant agrees to work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, then Participant shall provide the Company before Participant’s first day of work or consultation with such person’s or entity’s name, the nature of such person’s or entity’s business, Participant’s job title, and a general description of the services Participant will provide.

11.         General

A.   Successors and Assigns. These Restrictive Covenants will be binding upon the Participant's heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

B.    Waiver. No waiver by the Company of any breach of these Restrictive Covenants shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under these Restrictive Covenants shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of these Restrictive Covenants.

C.    Assignment. These Restrictive Covenants may be assigned by the Company. The Participant may not assign or delegate his duties under these Restrictive Covenants without the Company's prior written approval.

D.    Injunction. The Participant agrees that it would be difficult to measure damage to the Company from any breach of his undertakings set forth in Sections 2, 3, 4 and 5 above, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, the Participant agrees that if he breaches any provision of Sections 2, 3, 4 and 5 hereof, the Company will be entitled, in addition to and without limiting all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by the Participant without showing or proving any actual damage sustained by the Company.

E.    These Restrictive Covenants also constitutes an "Announcement" of employment terms according to the Employee and Candidates Notification Law (Terms of Employment and Application Process) – 2002.

F.    Governing Law. For Participants residing in the State of Israel, these Restrictive Covenants shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflicts-of-law. For Participants residing in the United States of America or elsewhere, these Restrictive Covenants shall be governed by, and constructed in accordance with the laws of the State of Delaware, without giving effect to the rules respecting conflicts-of-law.

EXHIBIT C

Form of Notification Letter

ORMAT TECHNOLOGIES, INC.

[date]

[Name]

Dear [●]:

We are pleased to notify you that you have been selected by the Board of Directors of Ormat Technologies, Inc. (the “Company”) to participate in the Ormat Technologies, Inc. Change in Control Severance Plan (the “Plan”) as a Tier [__] participant. We recommend you carefully review the terms of the Plan, a copy of which has been provided to you with this letter. Unless otherwise provided herein, capitalized terms have the meaning set forth in the Plan.

If you wish to participate in the Plan, as a condition of your participation, you must sign this letter and return to me no later than [●]. Your signing of this letter shall constitute an acknowledgement and acceptance of the terms and conditions of the Plan, including the Restrictive Covenants in Exhibit B and the provisions in Sections 3.02 and 4.02(e) of the Plan related to the waiver of, and coordination with, other severance benefits.

We look forward to sharing in the continued success of the Company.

Sincerely, Ormat Technologies, Inc. By: Name: [●] Title: [●] Acknowledged and Agreed: [●] Date:

C-1